Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces Sale and Leaseback Agreement

Lewis Center, Ohio, September 2, 2015 - DCB Financial Corp (the “Company”), (OTCQB:DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced that the Bank has entered into a transaction, the effect of which is to sell and simultaneously lease back property it owns at 110 Riverbend Avenue, Lewis Center, Ohio that serves as, among other things, the corporate headquarters of the Bank and the Company (the “Property”).

Upon the closing of the transaction, the Property will be sold to United Trust Fund Limited Partnership for an aggregate purchase price of $8,230,000 and leased back to the Bank for a fifteen year term, with the Bank having the option to extend the term of the lease for two additional periods of ten years each. Additionally, the Bank will have a right of first refusal to purchase the Property at any time after the first thirty-six months of the lease term.

The closing of the transaction is expected to occur in the fourth quarter of 2015 and is subject to regulatory approval and customary closing conditions, including title insurance and other requirements.

Ronald J. Seiffert, President and CEO of the Company said, “The sale and leaseback of our headquarters property is one of a number of steps that we have identified as strategically important in enhancing the earnings of the Bank and to support its future profitable growth. This transaction will have the effect of reducing our future occupancy costs and will allow us to redeploy the capital that had been allocated to this non-earning fixed asset into loans that will generate earnings for years to come. Importantly, the terms of the lease give the Bank the right to occupy the property for up to 35 years.”

Seiffert continued, “In addition, we are working with an office design firm and construction contractor to assess our current and future space needs for the building, giving consideration to our long-term growth objectives, for the purpose of developing a more efficient floor plan to meet our future needs. We expect this floor plan redesign will allow us to free up a portion of the building in 2016 that can then be sub-leased to further reduce our occupancy costs.”

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its eight full-service and six limited service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations, and business of DCB Financial Corp, as well as the anticipated closing date and financial impact of the sale and leaseback transaction. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: the inability of the Bank to receive regulatory approval or satisfy the other closing conditions of the sale leaseback transaction, the ability of the Bank to successfully redeploy the capital it receives in connection with the sale leaseback transaction, an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting in, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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